Exhibit 3.2.1

Amendment to Amended and Restated Bylaws adopted July 10, 2002

CERTIFICATE OF SECRETARY

OF

SERACARE LIFE SCIENCES, INC.,

a California corporation

I, Jerry L. Burdick, Secretary of SeraCare Life Sciences, Inc., a California corporation (this “Corporation”), hereby certify that attached hereto as Exhibit A is a true, correct and complete copy of the amendment to Article III, Section 2 of the Bylaws of this Corporation as duly adopted at a meeting of the Board of Directors of this Corporation held on July 10, 2002.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of September 17, 2003.

/s/ JERRY L. BURDICK

Jerry L. Burdick Secretary

EXHIBIT A

Amendment to Article III, Section 2 of

the Bylaws of

SeraCare Life Sciences, Inc.,

a California corporation

The last sentence of Section 2 of Article III of the Bylaws are amended to read in full as follows:

“The exact number of directors shall be eight (8) until changed as provided in this Section 2.”

A-1